EXHIBIT 1.1

FORM OF MANAGING DEALER AGREEMENT

CNL DIVERSIFIED LIFESTYLE PROPERTIES, INC.

THIS MANAGING DEALER AGREEMENT (the “Agreement”) is made and entered into as of the      day of            , 20    , between CNL DIVERSIFIED LIFESTYLE PROPERTIES, INC., a Maryland corporation (the “Company”) and CNL SECURITIES CORP., a Florida corporation (the “Managing Dealer”).

WHEREAS, the Company has prepared and filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-11 (Registration No. 333-168129) with respect to the continuous public offer and sale (the “Offering”) of an aggregate up to $3,000,000,000 in shares of the Company’s common stock (“Shares”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the applicable rules and regulations of the SEC promulgated thereunder (the “Regulations”); and

WHEREAS, the registration statement, on Form S-11 and the prospectus contained therein, as finally amended or supplemented at the date the registration statement is declared effective by the SEC (including financial statements, exhibits and all other documents related thereto filed as a part thereof), and any registration statement filed under Rule 462 of the Regulations, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that (i) if the Company files a post-effective amendment, to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the SEC, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended or supplemented prospectus then on file with the SEC, and (ii) if the Prospectus filed by the Company pursuant to Rule 424(b) or 424(c) of the Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to either of the Regulations from and after the date on which it shall have been so filed; and

WHEREAS, the Shares are to be sold to the public (the “Offering”) having a minimum initial investment of $5,000 ($4,000 in the case of tax-exempt entities) except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to the Managing Dealer; and

WHEREAS, the Managing Dealer is a corporation incorporated and presently in good standing in the State of Florida, and is presently (a) registered with the SEC; (b) a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and (c) licensed or registered with the authorities administering the securities laws in all fifty (50) states in the United States, the District of Columbia and the Commonwealth of Puerto Rico as a securities broker dealer authorized to offer and sell to members of the public securities of the type represented by the Shares; and

WHEREAS, the Offering shall be made pursuant to the terms and conditions of the Registration Statement and the Prospectus and, further, pursuant to the terms and conditions of all applicable federal securities laws and applicable securities laws of all jurisdictions in which the Shares are offered and sold; and

WHEREAS, the Company desires to retain the Managing Dealer to use its best efforts to offer and sell the Shares on behalf of the Company and to manage such offers and sales by others, and the Managing Dealer is willing and desires to accept such retention, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between the Company and the Managing Dealer as follows:

Article 1

Appointment

Subject to and in accordance with the terms and conditions set forth in this Agreement, the Company hereby appoints the Managing Dealer as the managing dealer of the Offering to use its best efforts to effect offers and sales of the Shares pursuant to the Offering on behalf of the Company (“Share Offers and Sales”) and to manage Share Offers and Sales by Participating Brokers whom the Managing Dealer may retain. The Managing Dealer hereby accepts such appointment.

Article 2

Sale of Shares

2.1        Best Efforts.    The Managing Dealer shall use its best efforts to conduct Share Offers and Sales in such quantities and to such persons as shall be in accordance with the terms and conditions set forth in this Agreement, and the Prospectus. The Managing Dealer shall perform services hereunder during the period (the “Offering Period”) commencing on the initial effective date of the Registration Statement and ending on the earliest of the following: (a) the later of (i) two years after such effective date, or (ii) if deemed necessary by the Company and at the Company’s election, such later date to which the Company is permitted to extend the Offering in accordance with the rules of the SEC; (b) the acceptance by the Company of subscriptions for up to $3.0 billion of Shares, which number includes Shares available to investors who participate in the distribution reinvestment plan of the Company (the “Reinvestment Plan”); (c) the termination of the Offering by the Company; (d) the termination of the effectiveness of the Registration Statement; or (e) the liquidation or dissolution of the Company. Notwithstanding anything herein to the contrary, the Managing Dealer shall have no obligation under this Agreement to purchase any of the Shares for its own account.

2.2        Engagement of Other Broker Dealers.    The Company hereby acknowledges and agrees that the Managing Dealer, in its sole discretion, may engage other broker dealers or entities exempt from broker-dealer registration to conduct Share Offers and Sales (the “Participating Brokers,” each a “Participating Broker”), provided that (a) each Participating Broker is registered with the SEC, is a member of FINRA and is duly licensed or registered (or exempt from such licensing or registration) by the regulatory authorities in the jurisdictions in which such Participating Broker will conduct Share Offers and Sales, and (b) all such engagements are evidenced by written agreements, the terms and conditions of which substantially conform to the form of Participating Broker agreement approved by the Company and attached hereto as Exhibit A (the “Participating Broker Agreement”). The Managing Dealer is authorized to reallow so much of the commissions and marketing support fees that it receives pursuant to Article 3 hereof to Participating Brokers as the Managing Dealer deems appropriate. The Managing Dealer is authorized to reimburse Participating Brokers for due diligence expenses as the Managing Dealer deems appropriate and as provided herein.

2.3        Suitability and Minimum Purchase Requirements.

(a)        The Managing Dealer shall require Participating Brokers to affirm that it will use every reasonable effort, with respect to Share Offers and Sales in which it is involved (including automatic purchase plan and Reinvestment Plan purchases), to assure that Shares are offered and sold pursuant thereto only to prospective investors who, in each case:

(i)        meets the investor suitability standards for the purchase of Shares, including the minimum income and net worth standards and the minimum purchase requirements set forth in the Prospectus (the “Investor Standards and Requirements”);

(ii)       can reasonably benefit from an investment in the Shares based such prospective investor’s overall investment objectives and portfolio structure;

(iii)      is able to bear the economic risk of the investment based on such prospective investor’s overall financial situation; and

(iv)      has an apparent understanding of (A) the fundamental risks of the investment; (B) the risk that such prospective investor may lose its entire investment; (C) the lack of liquidity of the Shares; (D) the restrictions on transferability of the Shares; (E) the background and qualifications of CNL Diversified Lifestyle Company, the advisor to the Company (the “Advisor”); and (F) the need for such prospective investor to consult with its own advisers regarding any tax consequences to such prospective investor of an investment in the Shares.

(b)        The Managing Dealer shall require Participating Brokers to affirm that they make the determinations required pursuant to Section 2.3(a) based on information it has obtained from each prospective investor, including but not limited to such prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and any other pertinent factors deemed by the Managing Dealer to be relevant. The Managing Dealer will rely upon each Participating Broker to gather such information and make such determinations with respect to investors solicited by such Participating Broker.

(c)        The Managing Dealer shall require each Participating Broker to maintain such records evidencing compliance with the determination of the Investor Standards and Requirements, as required by Sections 2.3(a) and 2.3(b) herein for a period not less than that required in order to comply with all applicable federal, state and other statutory and regulatory requirements.

(d)        The Managing Dealer shall comply fully with all the applicable provisions of FINRA’s conduct rules (the “FINRA Conduct Rules”).

(e)        The Managing Dealer agrees to comply with the provisions of Article III.C of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc., as amended (the “NASAA Guidelines”).

(f)        The Managing Dealer shall communicate to each of its agents, representatives and other appropriate persons associated with it the Investor Standards and Requirements, and the Managing Dealer shall require each Participating Broker that it may engage to acknowledge compliance with the NASAA Guidelines and the FINRA Conduct Rules.

2.4        Approved Sales Literature. The Managing Dealer shall use and distribute in conjunction with Share Offers and Sales only the Prospectus, the Subscription Agreement (as defined below), and such sales literature advertising and other material as shall have been previously approved by the Company in writing and all appropriate regulatory agencies (the “Approved Sales Literature”).

2.5        Jurisdictions. The Managing Dealer shall conduct (and cause the Participating Broker to conduct) Share Offers and Sales only in those jurisdictions specified in writing by the Company. The Company shall specify only such jurisdictions where the offer and sale of its Shares have been authorized by appropriate regulatory authorities or where it has determined such authorization is not required. No Shares shall be offered or sold in any other jurisdictions.

2.6        Subscription Payment Procedures. In order to purchase Shares, the subscriber must complete and execute a subscription agreement substantially in the form provided as an appendix to the Prospectus (a “Subscription Agreement”). Checks for subscriptions shall be made payable in the amount per Share as described in the Prospectus, subject to certain discounts as set forth in the Prospectus. Until such time (if any) as monies held in escrow are deliverable to the Company pursuant to the escrow agreement (the “Escrow Agreement”) among the Company, Boston Financial Data Services, Inc. (the “Transfer Agent”) and UMB Bank, N.A. (the “Escrow Agent”), the Managing Dealer shall, and shall require each Participating Broker to, instruct subscribers to make checks for subscriptions payable to the order of “UMB BANK, N.A., as ESCROW AGENT FOR CNL DIVERSIFIED LIFESTYLE PROPERTIES, INC.” and shall return any check made payable to another party to the Participating Broker or subscriber who submitted such check. After the Company has achieved the minimum offering requirement specified in the Prospectus, checks may be made payable to the Company. Until such time (if any) that monies are deliverable to the Company pursuant to the Escrow Agreement, all monies received for the purchase of Shares shall be promptly transmitted to the Escrow Agent by noon of the next business day following receipt of such funds for deposit into an escrow account established by the Company with the Escrow Agent. Such escrow account shall be denominated “Escrow Account for the Benefit of Subscribers of Common Shares of CNL Diversified Lifestyle Properties, Inc.” Thereafter, monies may be deposited by the Transfer Agent into one or more accounts of the Company.

2.7        Payment Withholding.    After such time (if any) that monies are deliverable to the Company by the Escrow Agent pursuant to the Escrow Agreement, a Participating Broker may withhold the selling commissions and marketing support fees to which it is entitled from the purchase price for the Shares in the Offering and forward the balance of the subscription proceeds to the Company if (i) the Participating Broker is legally permitted to do so and (ii) (A) the Participating Broker meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (B) the Participating Broker forwards the subscription agreement to the Company and receives the Company’s written acceptance of the subscription prior to forwarding the purchase price for the Shares, net of the selling commissions and marketing support fees to which the Participating Broker is entitled, to the Company or an agent designated by the Company; and (C) the Participating Broker verifies that there are sufficient funds in the investor’s account with the Participating Broker to cover the entire cost of the subscription; and (iii) if the Company has received and accepted subscriptions for at least the minimum offering.

Article 3

Compensation

3.1        Commissions and Marketing Support Fees.

(a)        The Company shall pay to the Managing Dealer, as compensation for all services to be rendered by the Managing Dealer pursuant to this Agreement, a commission of up to seven percent (7.0%) of the selling price of each Share for which a sale is completed, including a sale of Shares made under the Automatic Purchase Plan, regardless of whether such Share is sold by the Managing Dealer or a Participating Broker; provided, however, that the Company will not pay commissions for sales of Shares pursuant to the Reinvestment Plan and may pay reduced commissions or may eliminate commissions on certain sales of Shares, including the reduction or elimination of commissions in accordance with, and on the terms set forth in, the Prospectus and Section 3.2(a) and 3.2(c) herein, which reduction or elimination of commissions will not change the net proceeds to the Company. Such commission rate shall remain in effect during the full term of this Agreement unless otherwise changed by a written agreement between the parties hereto. The Managing Dealer may reallow all or any portion of such selling commissions to Participating Brokers as it sees fit.

(b)        The Company shall pay to the Managing Dealer a nonaccountable marketing support fee for assistance in selling and marketing the Shares of three percent (3.0%) of the selling price of each Share for which a sale is completed, including a sale of Shares made under the Automatic Purchase Plan, except for sales of Shares pursuant to the Reinvestment Plan or subject to reduced marketing support fees as described in Section 3.2. The Managing Dealer may reallow all or any portion of this marketing support fee for each Share sold by a Participating Broker which agrees to comply with one or more of the following conditions:

(i)        have and use internal marketing support personnel (such as telemarketers or a marketing director) to assist the Managing Dealer’s marketing team;

(ii)        have and use internal marketing communications vehicles such as newsletters, conference calls, interactive CD-ROMs and internal mail to promote the Company and this Offering;

(iii)        answer investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, Automatic Purchase Plan procedures, the Company’s financial status and the real estate markets in which the Company has invested;

(iv)        assist investors with reinvestments, Automatic Purchase Plan purchases and redemptions;

(v)        maintain the technology necessary to adequately service our investors as otherwise associated with the Offering; and

(vi)        provide other services as requested by investors from time to time.

(c)        The Managing Dealer may reimburse Participating Brokers for (i) technology costs and (ii) other costs and expenses associated with the Offering, the facilitation of the marketing of the Shares and the ownership of such Shares by the customers of Participating Brokers from the portion of the selling commissions and the marketing support fee retained by the Managing Dealer.

3.2        Reduced Fees and Other Fee Matters.

(a)        Notwithstanding Section 3.1 herein, the following persons and entities may purchase Shares net of all or a portion of the seven percent (7.0%) commission and the three percent (3.0%) marketing support fee (assuming no other discounts apply): (i) a registered principal or representative of the Managing Dealer or a Participating Broker (and the immediate family members of any of the foregoing persons); (ii) employees, officers and directors of the Company or the Advisor, or of the Affiliates of either of the foregoing entities (and the immediate family members of any of the foregoing persons), any Plan established exclusively for the benefit of such persons or entities, and, if approved by the Company, joint venture partners, consultants and other service providers; (iii) a client of an investment advisor registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker dealer); and (iv) a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department. For purposes of this paragraph, “immediate family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in law” relations as well as such persons so related by adoption. In addition, Participating Brokers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of commissions and the marketing support fees offered by the Company for Shares that they sell. In that event, such Shares shall be sold to the investor net of all or a portion of the seven percent (7.0%) commission and the three percent (3.0%) marketing support fee. The amount of proceeds to the Company will not be affected by reducing or eliminating commissions and marketing support fees payable in connection with sales to investors described in this paragraph. Any reductions in commissions and marketing support fees will reduce the amount otherwise payable to the Managing Dealer.

(b)        In accordance with the volume discounts schedule set forth in the Prospectus, the amount of selling commissions otherwise payable shall be reduced or eliminated with respect to sales to a subscriber or group of subscribers based upon the aggregate of Shares purchased by such subscriber or group through the same Participating Broker. Participating Brokers and/or subscribers are responsible for requesting that subscriptions be combined, if applicable, for the purpose of determining whether such subscriptions qualify for volume discounts.

(c)        Sales of Shares made under the Automatic Purchase Plan shall be eligible for volume discounts but for none of the other discounts described in the Prospectus.

(d)        No selling commissions or marketing support fees will be paid to the Managing Dealer in connection with Shares purchased through the Reinvestment Plan.

3.3        Due Diligence.

(a)        Subject to the provisions of Section 3.7, the Company shall reimburse the Managing Dealer for detailed and itemized bona fide due diligence expenses incurred by the Managing Dealer or reimbursed by the Managing Dealer to the Participating Brokers or their agents in connection with the Offering.

All due diligence expense reimbursements paid by the Managing Dealer to Participating Brokers shall be reimbursed by the Company to the Managing Dealer, subject to such Participating Broker providing detailed and itemized invoices supporting such expenses and receiving prior approval from the Managing Dealer and the Company.

(b)        The Managing Dealer shall keep strictly confidential all materials sent to it in connection with due diligence conducted on the Offering, including but not limited to all materials labeled “for due diligence use only” unless such material is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order, decree or subpoena, or request by a regulatory organization having authority pursuant to the law.

3.4        Completed Sale.

(a)        The Company will accept or reject each subscription within thirty (30) days of receipt thereof. If a subscription is rejected, all related subscription funds plus any interest earned thereon, and without deduction for any expenses, will be returned to the subscriber within ten (10) business days following the date such subscription is rejected. A sale of a Share shall be deemed by the Company to be completed for purposes of Section 3.1 herein if and only if (i) the Company has received a properly completed and executed Subscription Agreement, together with payment of the full applicable purchase price of each purchased Share, from an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Prospectus as determined by the Participating Broker (or Managing Dealer if applicable) in accordance with Section 2.3 of this Agreement; (ii) the Company has accepted such subscription; and (iii) such investor has been admitted as a stockholder of the Company. In addition, no sale of Shares shall be completed until at least five (5) business days after the date on which the subscriber receives a copy of the Prospectus.

(b)        The Managing Dealer hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission or marketing support fee will be paid to the Managing Dealer with respect to that portion of any subscription that is rejected.

3.5        Payment.    Except as otherwise provided herein, the commissions and marketing support fees specified in Section 3.1 herein for the sale of any Shares shall be payable in cash by the Company, as specified in Section 3.1 herein, no later than seven (7) days after the investor subscribing for the Shares is admitted as a stockholder of the Company. Investors whose subscriptions for Shares are accepted shall be admitted no later than the end of the calendar month following the month in which such subscriptions are accepted. Notwithstanding anything to the contrary contained herein, in the event that the Company pays any commission or fees to the Managing Dealer for a sale by it or a Participating Broker of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the applicable rate established in Section 3.1 of this Agreement, multiplied by the price of the Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Managing Dealer after such withdrawal occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within ten (10) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded subscriptions.

3.6        Sales Incentives.    The Company or its affiliates may provide incentive items for registered representatives of the Managing Dealer and the Participating Brokers, which in no event shall exceed an aggregate of $100 per annum per participating registered representative. In the event other incentives are provided to registered representatives of the Managing Dealer or the Participating Brokers, they will be paid only in cash, and such payments will be made only to the Managing Dealer or the Participating Brokers rather than to their registered representatives. Sales incentive programs offered to the Managing Dealer or to Participating Brokers must first have been submitted for review by FINRA, and must comply with FINRA Conduct Rule 5110 or 2310, as applicable. Costs incurred in connection with such sales incentive programs, if any, will be considered underwriting compensation.

3.7        FINRA Rules. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall the Company pay or give or cause to be paid or given any compensation or incentives in excess of amounts permitted under applicable FINRA rules or published guidance.

Article 4

Term of Agreement

4.1        Commencement and Expiration. This Agreement shall commence as of the date first above written and, unless sooner terminated pursuant to Section 4.2 herein or by operation of law, shall expire at the end of the Offering Period.

4.2        Termination. After this Agreement becomes effective, either party may terminate it at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement for offer and sale of the Shares shall cease to be effective; (b) the Company shall be dissolved or liquidated; or (c) the Managing Dealer’s license or registration to act as a broker dealer shall be revoked or suspended by any federal, self-regulatory or state agency and such revocation or suspension is not cured within ten (10) days after the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended.

4.3        Obligations Surviving Expiration or Termination.

(a)        In addition to any other obligations of the Managing Dealer that survive the expiration or termination of this Agreement, the Managing Dealer, upon the expiration or termination of this Agreement, shall: (i) promptly forward to the Company any and all funds in its possession which were received from investors for the sale of Shares; and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Managing Dealer, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Managing Dealer shall use its best efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company.

(b)        In addition to any other obligations of the Company that survive the expiration or termination of this Agreement, the Company, upon expiration or termination of this Agreement, shall pay to the Managing Dealer all commissions and marketing support fees to which the Managing Dealer is or becomes entitled under Article 3 at such time or times as such commissions and marketing support fees become payable pursuant to Sections 3.4 and 3.5 herein.

Article 5

Representations, Warrants and Covenants of the Managing Dealer

5.1        Representations, Warranties and Covenants. The Managing Dealer represents, warrants and covenants during the full term of this Agreement, as follows:

(a)        At all times during the Offering Period, it is and will be: (i) a corporation duly organized and validly existing under the laws of the State of Florida with full power and authority to conduct its business; (ii) a member in good standing of FINRA; and (iii) a broker dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and under the securities laws of all fifty (50) states, the District of Columbia, and the Commonwealth of Puerto Rico with the authority to engage in the public offer and sale of securities of the type represented by the Shares.

(b)        It will use its best efforts to assure that all Shares are offered and sold in accordance with: (i) the terms of the Registration Statement, the Prospectus and this Agreement; (ii) the requirements of applicable federal and state securities laws and regulations; and (iii) the applicable rules of FINRA, including, without limitation, FINRA’s Conduct Rules.

(c)        In each jurisdiction, the Managing Dealer will use its best efforts to assure that only Participating Brokers and those of the Managing Dealer’s agents, employees or representatives who have effective licenses or registrations in such jurisdiction, as and if required by the securities or “blue sky” laws of such jurisdiction, to review the suitability of Shares for, offer Shares for sale to, solicit offers to buy Shares from, otherwise negotiate with respect to, discuss the terms or merits of an investment in the Shares with, or provide any documents relating to the Shares to, any investors resident in such jurisdiction.

(d)        It will offer or sell the Shares only in those jurisdictions specified in writing by the Company. In effecting offers or sales in a jurisdiction, the Managing Dealer will comply with all special conditions and limitations imposed on the Managing Dealer by such jurisdiction, as set forth in the blue sky survey (indicating the jurisdictions where it is believed offers and sales of the Shares may be made under applicable securities laws), which survey shall be made available by the Company to the Managing Dealer as soon as it is received by the Company.

(e)        It either: (i) will not purchase Shares for its own account; or (ii) will hold all such Shares for investment.

(f)        The Managing Dealer has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by the Managing Dealer has been duly and validly authorized by all necessary action. This Agreement constitutes the valid and binding agreement of the Managing Dealer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. The Managing Dealer is not in violation of its articles of incorporation or bylaws or in default under any agreement, indenture or instrument the effect of which violation or default would be material to the Managing Dealer. None of: (i) the execution and delivery by the Managing Dealer of this Agreement; (ii) the consummation by the Managing Dealer of any of the transactions herein contemplated; and (iii) the compliance by the Managing Dealer with the provisions hereof, does or will conflict with or result in a breach of any term or provision of the articles of incorporation or bylaws of the Managing Dealer or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any indenture or other agreement or instrument to which the Managing Dealer is a party or by which it is bound or, to the knowledge of the Managing Dealer, any statute, order or regulation applicable to the Managing Dealer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Managing Dealer. The Managing Dealer is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument or, to the knowledge of the Managing Dealer, subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that materially and adversely affects, or may in the future materially and adversely affect: (A) the ability of the Managing Dealer to perform its obligations under this Agreement; or (B) the business, operations, financial condition, properties or assets of the Managing Dealer.

(g)        The Managing Dealer shall verify the identity of each investor to whom it offers and sells shares under its “customer identification program” and verify the source of the investor’s funds as required by the anti-money laundering rules of FINRA, the SEC and the Department of Treasury, and shall screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Managing Dealer shall not accept subscriptions from any person, entity or organization in a blocked jurisdiction. The Managing Dealer shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other required reports under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Managing Dealer has in place and adheres to a comprehensive anti-money laundering program that meets the requirements of FINRA Conduct Rule 3310, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Managing Dealer agrees to cooperate with the Company in gathering additional information in respect of an investor or the source of the investors funds as reasonably requested by the Company, and agrees to cooperate with the Company in connection with anti-money laundering laws and regulations. By forwarding an investor’s subscription information to the Company, the Managing Dealer represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Managing Dealer, after conducting commercially reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds. The Managing Dealer is not responsible for customer identification issues regarding investors identified by Participating Brokers.

(h)        To the Managing Dealer’s knowledge, there are no actions or proceedings against, or investigations of, the Managing Dealer pending or, to the knowledge of the Managing Dealer, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) that might materially and adversely affect the performance by the Managing Dealer of its obligations under, or the validity or enforceability of, this Agreement.

(i)        Solicitation and other activities by the Managing Dealer hereunder shall be undertaken only in accordance with this Agreement, the Prospectus, the 1933 Act, the 1934 Act, and the applicable rules and regulations of the SEC, FINRA and any other applicable securities or blue sky laws and regulations. The Managing Dealer agrees that it will not use or authorize the use of any solicitation material other than the Prospectus and Approved Sales Literature which, in all cases, shall be accompanied or preceded by delivery of the Prospectus.

(j)        Until such time (if any) that monies are deliverable to the Company pursuant to the Escrow Agreement, the Managing Dealer or a Participating Broker will promptly deliver to the Escrow Agent any subscription documents received by it and will promptly deliver all checks executed by or delivered on behalf of prospective investors to the Escrow Agent in accordance with Section 2.6.

Article 6

Representations, Warrants and Covenants of the Company

6.1        Representations, Warranties and Covenants.    The Company represents, warrants and covenants, during the full term of this Agreement, that:

(a)        The Company has filed the Registration Statement and the Prospectus under the 1933 Act with the SEC, and has filed such amendments thereto and such amended or supplemented Prospectuses as may have been required as of the date hereof. The SEC has not issued any order preventing or suspending the use of any preliminary prospectus or the Prospectus.

(b)        At the time the Registration Statement becomes effective and at the time that any post-effective amendment thereto becomes effective, the Registration Statement and the Prospectus contained therein will comply with the provisions of the 1933 Act and the Regulations; at the time the Registration Statement becomes effective and at the time that any post-effective amendment thereto becomes effective and during the Offering Period, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Registration Statement or an amendment thereto at the time it becomes effective, and the Prospectus during the Offering Period, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the representations and warranties in this Article 6 shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Managing Dealer expressly for use in the Registration Statement or the Prospectus. Every contract or other document required by the 1933 Act or the Regulations to be filed as an exhibit to the Registration Statement has been so filed.

(c)        The Company will use its best efforts to: (i) prevent the issuance of any order by the SEC, any state regulatory authority or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering; and (ii) obtain the lifting of any such order if issued. The Company shall not accept any subscriptions for Shares during the effectiveness of any stop order if the Registration Statement becomes unavailable for use in connection with the Offering for any reason.

(d)        The Company will give the Managing Dealer written notice when the Registration Statement becomes effective and shall deliver to the Managing Dealer a conformed copy of the Registration Statement, including its exhibits, and such number of copies of the Registration Statement, without exhibits, and the Prospectus, and any supplements and amendments thereto which are filed with the SEC, as the Managing Dealer may reasonably request for Share Offers and Sales.

(e)        To the extent required by the SEC, FINRA or state securities agencies or bodies, the Company will disclose in each annual report distributed to investors pursuant to Section 13(a) of the 1934 Act, an estimated value of the Company’s common stock, on a per Share basis, the method by which such valuation was developed, and the date of the data used to develop the estimated value.

(f)        In the event the Company learns of any circumstances or facts, the existence of which causes the Company to believe that such circumstances or facts: (i) render the Registration Statement or Prospectus inaccurate or misleading as to any material facts; or (ii) should otherwise be disclosed in a supplement or amendment to the Registration Statement, Prospectus or any Approved Sales Literature, it promptly will file an amendment or supplement to the Registration Statement, Prospectus or to any Approved Sales Literature. The Company will promptly notify the Managing Dealer of any post-effective amendments or supplements to the Registration Statement or Prospectus and shall make available to the Managing Dealer sufficient copies thereof for its own use or distribution to the Participating Brokers.

(g)        The Company at all times during the Offering Period is and will be duly organized and legally existing as a corporation pursuant to the laws of the State of Maryland with full power and authority to conduct business as described in the Prospectus; the Company has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary action. This Agreement constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. The Company is not in violation of its articles of incorporation or bylaws or in default under any agreement, indenture or instrument the effect of which violation or default would be material to the Company. None of: (i) the issuance and sale of the Shares; (ii) the execution and delivery by the Company of this Agreement; (iii) the consummation by the Company of any of the transactions herein contemplated; and (iv) the compliance by the Company with the provisions hereof, does or will conflict with or result in a breach of any term or provision of the articles of incorporation or bylaws of the Company or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or, to the knowledge of the Company, any statute, order or regulation applicable to the Company of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Company. The Company is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument or, to the knowledge of the Company, subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that materially and adversely affects, or may in the future materially and adversely affect: (A) the ability of the Company to perform its obligations under this Agreement; or (B) the business, operations, financial condition, properties or assets of the Company.

(h)        There are no actions or proceedings against, or investigations of, the Company pending or, to the knowledge of the Company, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the issuance of the Shares or the consummation of any of the transactions contemplated by this Agreement; (iii) that might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement, or the Shares; or (iv) seeking to affect adversely the federal income tax attributes of the Shares as described in the Prospectus. As of the date hereof, as of the date on which the Registration Statement (or any amendment thereto) becomes effective, and as of the date on which the Prospectus (or any supplement thereto) is filed with the SEC, there has not been and will not have been: (A) any request by the SEC for any further amendment to the Registration Statement or the Prospectus or for any additional information; (B) any issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or, to the knowledge of the Company, the institution or threat of any proceeding for that purpose; or (C) any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or, to the knowledge of the Company, any initiation or threat of any proceeding for such purpose. No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body other than as expressly noted in this Agreement for the effectiveness of the Registration Statement and blue sky filings is required for the consummation by the Company of the transactions contemplated by the terms of the Agreement.

(i)        Any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement or the execution, delivery and sale of the Shares have been or will be paid on or prior to the date first above written.

(j)        The Company is not, and will use its best efforts to prevent the Company from ever being classified as an “investment company” or under the control of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(k)        The Company has complied and will comply with all applicable federal and state laws in connection with the offer and sale of the Shares as well as the laws of any other applicable jurisdiction.

(l)        The Company will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.

(m)        The Company will use its best efforts to cause, at or prior to the time the Registration Statement becomes effective, the qualification or registration of the Shares for offering and sale under the securities laws of such jurisdictions as shall be determined by the Company, in consultation with the Managing Dealer.

(n)        The Company has not, prior to the date of this Agreement, engaged in any activities with respect to the interests of this Agreement that would be inconsistent with any of the provisions of this Agreement. The Company shall provide from time to time upon request of the Managing Dealer certificates of its compliance with the requirements of this Agreement and applicable law.

(o)        The Shares have been duly authorized, and, when issued, delivered and paid for in accordance with the terms of the Agreement and as described in the Prospectus, will be duly and validly issued, fully paid and non-assessable and will conform to the description thereof contained in the Prospectus; no holder thereof will be subject to personal liability for the obligations of the Company solely by reason of being such a holder; such Shares are not subject to the preemptive rights of any stockholder of the Company; and all corporate action required to be taken for the authorization, issue and sale of such Shares has been validly and sufficiently taken.

(p)        The financial statements of the Company included in the Prospectus are true, complete and correct in all material respects as of the date indicated and have been prepared in conformity with generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the SEC.

(q)        The Company has filed all material federal, state and foreign income tax returns required to be filed by or on behalf of the Company on or before the due dates therefore (taking into account all extensions of time to file) and has paid or provided for the payment of all such material taxes indicated by such tax returns and all assessments received by the Company to the extent that such taxes or assessments have become due.

(r)        The Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust for federal income tax purposes, and the Company is solely responsible for engaging in methods of operation to enable it to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Article 7

Payment of Costs and Expenses

7.1        Managing Dealer.    The Managing Dealer shall pay all of its own costs and expenses incident to the performance of its obligations under this Agreement which are not expressly assumed by the Company in Section 3.3, the indemnification provisions of Article 8 and hereunder in Section 7.2.

7.2        Company.    The Company shall pay all costs and expenses related to:

(a)        the registration of the Offering with the SEC, including the cost of preparation, printing, filing and delivery of the Registration Statement and all copies of the Prospectus used in the Offering, and any amendments or supplements to such documents;

(b)        the preparation and printing of the form of Subscription Agreement to be used in the sale of the Shares;

(c)        the preparation and printing of the blue sky memorandum or survey and the qualification or registration of the Shares under the securities or “blue sky” laws of the jurisdictions where the Shares are to be offered or sold;

(d)        the filing of the Registration Statement and any related documents, including any amendments or supplements to such documents with FINRA;

(e)        the preparation, printing and filing of all advertising and Approved Sales Literature relating to the Company or the sale of Shares;

(f)        any filing fees, and fees and disbursements to its counsel, accountants, transfer agents, escrow agents and other agents which are in any way related to any of the above items; and

(g)        the salaries and non-transaction based compensation paid to employees or agents of the Company or the Company’s Sponsors (as defined in the Prospectus) for performing services for the Company.

Article 8

Indemnification

8.1        Indemnification.

(a)        The Company agrees, to the extent permitted by applicable federal and state law (including, but not limited to federal and state securities law), to indemnify, defend and hold harmless the Managing Dealer and each Participating Broker and their respective officers, directors, partners, employees, associated persons, agents and control persons, (collectively, the “Broker-Dealer Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defense of any thereof, whether joint or several, under the 1933 Act or otherwise (collectively, “Losses”), to which the Managing Dealer or a Participating Broker may (or may be threatened to) become subject, insofar as such Losses or any Proceeding (as defined below) in respect thereof arise out of or are based upon: (i) a breach or alleged breach by the Company of any of its representations, warranties or covenants in this Agreement, or (ii) an untrue statement or alleged untrue statement of a material fact (or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading) contained in the Approved Sales Literature, the Registration Statement or the Prospectus, or any amendment or supplement thereto (except to the extent any such actual or alleged statement or omission is based on information supplied by or on behalf of the Managing Dealer or such Participating Broker); and the Company will reimburse each Broker-Dealer Indemnified Person for any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by such Broker-Dealer Indemnified Person in connection with investigating or defending any actual or threatened claim, action, suit or other proceeding in respect of any Loss (a “Proceeding”) instituted against or faced by the Managing Dealer or a Participating Broker, whether or not resulting in any liability. For purposes of this Article 8,

“control person” means, with respect to any particular person, any other person who possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such particular person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Article 8, “associated persons” shall be as defined under FINRA laws and regulations.

(b)        The Company shall not be required to indemnify or hold harmless any Broker-Dealer Indemnified Person from or against any Loss suffered by the Managing Dealer, or a Participating Broker unless: (i) such Broker-Dealer Indemnified Person has determined, in good faith, that its course of conduct was in the best interests of the Company; (ii) such Broker-Dealer Indemnified Person was acting on behalf of or performing services on behalf of the Company; (iii) such Loss was not the result of negligence or misconduct on the part of such Broker-Dealer Indemnified Person or any other Broker-Dealer Indemnified Person; and (iv) such Loss is recoverable only out of the net assets of the Company and not from the personal assets of its stockholders.

(c)        Notwithstanding anything to the contrary in Section 8.1(a), a Broker-Dealer Indemnified Person shall not be indemnified by the Company for any Loss, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such Broker-Dealer Indemnified Person unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities laws violations as to such Broker-Dealer Indemnified Person; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such Broker-Dealer Indemnified Person; or (iii) a court of competent jurisdiction approves a settlement of the claims against such Broker-Dealer Indemnified Person and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(d)        The Managing Dealer shall indemnify, defend and hold harmless the Company and its officers, directors, partners, employees, associated persons, agents and control persons (collectively, the “Company Indemnified Persons”), from and against any and all Losses to which the Company may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon: (i) a breach or alleged breach by the Managing Dealer of any of its representations, warranties or covenants in this Agreement, (ii) any untrue statement or alleged untrue statement of any material fact made by the Managing Dealer, any Participating Broker acting on behalf of the Managing Dealer, or any of their respective officers, directors, partners, employees, associated persons, agents and control persons, to any offeree or purchaser of any of Shares (other than any statement contained in the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto, unless such statement was based on information supplied by the Managing Dealer or such Participating Broker), or (iii) any omission or alleged omission by the Managing Dealer, any Participating Broker acting on behalf of the Managing Dealer, or any of their respective officers, directors, partners, employees, associated persons, agents and control persons, to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from Approved Sales Literature, the Prospectus, or any amendment or supplement thereto, unless such omission was based on information supplied by the Managing Dealer or such Participating Broker); and shall reimburse each Company Indemnified Person for any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by such Company Indemnified Person in connection with investigating or defending any Proceeding, whether or not resulting in any liability.

(e)        The Participating Broker Agreements shall contain a provision by which each Participating Broker agrees to indemnify and hold harmless the Company from and against certain Losses resulting from specified acts or omissions of such Participating Broker, and designates the Company as a third party beneficiary empowered to enforce such provision.

8.2        Contribution and Notices.

(a)        If the rights to indemnification provided for in Section 8.1 would by their terms be available to a person hereunder (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), but is held to be unavailable by a court of competent jurisdiction for any reason, then the Company, the Managing Dealer and the Participating Brokers, to the extent an indemnifying party with respect to an Indemnified Party (each to such extent, an “Indemnifying Party”), shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the net proceeds of the Offering of Shares have been actually received and retained by such Indemnifying Party. However, the right of contribution described in the preceding sentences is subject to the following limitation: No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(b)        Any Indemnified Party entitled to contribution or indemnification under this Article 8 will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another Indemnifying Party or Indemnifying Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Party has been materially prejudiced in its ability to defend the action as a result of such delay. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent.

Article 9

Miscellaneous

9.1        Notices.    Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below.

If to the Company:	CNL Diversified Lifestyle Properties, Inc. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Tammie Quinlan Chief Financial Officer

With a copy to:	CNL Diversified Lifestyle Properties, Inc. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Holly Greer Associate General Counsel

If to the Managing Dealer:	CNL Securities Corp. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attention: Nathan P. Headrick General Counsel

Any party may change its address specified above by giving each other party notice of such change in accordance with this Section 9.1.

9.2        Invalid Provision.    The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.3        No Partnership.    Nothing in this Agreement shall be construed or interpreted to constitute the Managing Dealer or the Participating Brokers as being in association with or in partnership with the Company or one another, and instead, this Agreement only shall constitute the Managing Dealer as a broker authorized by the Company to sell and to manage the sale by others of the Shares according to the terms set forth in the Prospectus and this Agreement. Nothing herein contained shall render the Managing Dealer or the Company liable for the obligations of any of the Participating Brokers or one another.

9.4        Third Party Beneficiaries.    The Participating Brokers shall be third party beneficiaries of Article 8 of this Agreement; otherwise, there shall be no third party beneficiaries of this Agreement, and other than the Participating Brokers with respect to Article 8, no provision of this Agreement is intended for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no other third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

9.5        Survival.    The following provisions of the Agreement shall survive the expiration or termination of this Agreement: Section 3.1 and 3.5 (for sales occurring prior to termination), Article 7, Article 8, and this Article 9. Notwithstanding the foregoing, no fee, compensation or expense reimbursement may be paid to the Managing Dealer or any Participating Broker following the termination of this Agreement in violation of FINRA Conduct Rule 5110(f)(2)(D). If the Offering is terminated prior to the sale of all Shares, then the Managing Dealer and Participating Brokers shall only be entitled to reimbursement of out of pocket expenses actually incurred by them prior to such termination.

9.6        Entire Agreement.    This Agreement constitutes the complete understanding among the parties hereto, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless and until it is signed by all parties hereto.

9.7        Definitions.    Any capitalized terms used herein without definition shall have the meanings given to them in the Prospectus.

9.8        Successors and Assigns.    No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.9        Nonwaiver.    The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

9.10      Applicable Law.    This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Florida without reference to conflict of laws principles.

9.11      Access to Information.    In connection with the Managing Dealer’s engagement hereunder, the Company shall make available to the Managing Dealer any information concerning the Offering as the Managing Dealer reasonably requests. The Company shall use commercially reasonable efforts to assure the accuracy and completeness of all of such information at the time it is furnished to Managing Dealer.

9.12      Transfer Agent.    The Company may authorize the Transfer Agent to provide information to a Participating Broker regarding recordholder information about the clients of such Participating Broker who has invested with the Company on an on-going basis for so long as such Participating Broker has a relationship with such client. The Managing Dealer shall require that Participating Brokers not disclose any password for a restricted website or portion of website provided to such Participating Broker in connection with the Offering and not disclose to any person, other than an officer, director, employee or agent of such Participating Brokers with a need to know, any material downloaded from such a restricted website or portion of a restricted website.

9.13      Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument comprising this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Managing Dealer Agreement as of the day and year set forth in the preamble thereto.

COMPANY:

CNL DIVERSIFIED LIFESTYLE PROPERTIES, INC.

By:
Name:
Title:

MANAGING DEALER:

CNL SECURITIES CORP.

By:
Name:	Timothy J. Seneff
Title:	Chief Executive Officer